Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FOR SECOND QUARTER 2012

•	Revenue of $961.1 million, up 4.6% from second quarter 2011

•	Net income attributable to Delta Tucker Holdings, Inc. of $9.0 million, up $5.7 million from second quarter 2011

•	Adjusted EBITDA of $51.8 million, up 18.1% or $ 8.0 million from second quarter 2011

•	Total Backlog of $5.2 billion

FALLS CHURCH, Va.—(August 13, 2012)— Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global government services provider supporting national security and foreign policy objectives, today reported second quarter 2012 operational results with revenue of $961.1 million, an increase of 4.6% over second quarter 2011. Net income attributable to Holdings was $9.0 million for the quarter, representing a 170% increase from the reported $3.3 million in net income attributable to Holdings in second quarter 2011.

“Our wins in Aviation and Global Logistics and Development Solutions groups were particular bright spots this quarter,” said Steve Gaffney, chairman and chief executive officer, DynCorp International. “Not only did we reaffirm our position in the Philippines, and further strengthen our relationship with the Air Force through several new programs, but we recaptured an important position in support of the 160th Special Operations Aviation Regiment at Fort Campbell. Even amid significant challenges for our industry, this team is strong and thriving.”

Second Quarter and Other Recent Highlights

•

In April 2012, DI was awarded a contract with National Aeronautics and Space Administration (“NASA”) to provide aircraft maintenance and operational support services at various locations. The contract will include work at Ellington Field at NASA’s Johnson Space Center in Houston; NASA’s Langley Research Center in Hampton, Virginia; NASA facilities in El Paso, Texas, and Edwards Air Force Base, California; and other locations worldwide as required. The fixed-price-award-fee/cost-plus-award-fee contract has a $46.6 million base contract, beginning June 1 for one year and four months, with two two-year option periods, with a total value of $176.9 million if all options are exercised.

•

In May 2012, DI won a task order from the U.S. Air Force under the Contract Field Teams (“CFT”) contract vehicle to provide aircraft maintenance support at Robins Air Force Base in Georgia. DI was the sole awardee for this IDIQ contract which has one base year and one option year and a total potential contract value of $92.6 million.

•

In June 2012, the Naval Facilities Engineering Command-Pacific awarded DI a contract to provide operations support services within the Joint Operation Area and Manila, Republic of the Philippines. The cost-plus-award fee contract has a base year and four option years with a total potential contract value of $198 million.

•

In June 2012, DI was awarded a contract with the U.S. Air Force Materiel Command to provide support services for T-6A and T-6B aircraft at several Air Force and Navy locations throughout the U.S. The firm-fixed price contract has one base year, one option year and a total potential contract value of $432 million.

•

In June 2012, DI received a task order with the U.S. Army Special Operations Command (“USASOAC”) under the CFT contract to provide aviation support to the 160th Special Operations Aviation Regiment—Airborne at Fort Campbell, Kentucky. The IDIQ contract has an eight month base period, two one-year options and a total potential contract value of $54.5 million.

Summary Operating Results

Revenue for the second quarter of $961.1 million was up 4.6% from the same quarter in 2011 based on: new contract wins within the Aviation Group along with continued strong demand under the Department of State Bureau for International Narcotics and Law Enforcement Affairs (“INL”) -Air Wing contract primarily due to secure air transportation services in Iraq and Afghanistan and construction services in Iraq; continued growth under the Logistics and Civil Augmentation Program (“LOGCAP”) IV contract; performance of new contracts under the Security Services Group; the ramp-up of the Oshkosh Defense contract under Global Logistics & Development Solutions (“GLDS”); and increased volume under the Afghanistan Ministry of Defense Program (“AMDP”). Revenue growth in the quarter was partially offset by lower volume under the International Civilian Police Program (“CivPol”) in both Iraq and Afghanistan, and the completion of the Multinational Security Transition Command-Iraq (“MNSTC-I”) contract.

Second quarter net income attributable to Holdings was $9.0 million compared to $3.3 million reported in the comparable period in 2011. The change in net income attributable to Holdings was due primarily to revenue growth noted above with higher operating margins, primarily relating to the Aviation and GLDS Groups, and lower interest expense as a result of the $151.3 million in debt the Company retired during 2011. These benefits were partially offset by lower profitability driven by the mix of increased business under the AMDP contract and lower demand under the CivPol contract as the AMDP contract carries lower margins based on its cost responsive nature and lack of fee on certain other direct costs. Additionally, the Company recorded lower earnings from equity method investees related to the GLS joint venture.

Adjusted EBITDA for second quarter 2012 was $51.8 million or $8.0 million higher than the comparable period in 2011 primarily due to the net income items discussed above and the impact of higher cash received from unconsolidated affiliates.

“I am pleased to report the Company exceeded its internal revenue and earnings plan this quarter, with the Aviation Group leading the way. Aviation’s recent wins, coupled with productivity gains on their fixed price contracts, drove margin expansion in the quarter,” said Bill Kansky, chief financial officer. “We are also excited about a small acquisition that occurred just after the quarter. The acquisition of Heliworks LLC adds commercial aviation, and maintenance, repair and overhaul (MRO) capabilities to the already robust and longstanding aviation expertise offered in the DynCorp International portfolio.”

Reportable Segments Results:

LOGCAP

Revenue of $417.5 million increased $15.5 million, or 3.9%, during the three months ended June 29, 2012, compared to the three months ended July 1, 2011, primarily as a result of continued increased demand for services under the Afghanistan task order. During the quarter DI received award fee determination letters that were, in the aggregate, higher than previous estimates and resulted in an aggregate adjustment to revenue of $2.0 million for the quarter.

Adjusted EBITDA of $10.6 million increased $0.7 million, or 7.5%, for the three months ended June 29, 2012, compared with the three months ended July 1, 2011, as a result of the increase in volume discussed above. As a percentage of revenue, Adjusted EBITDA was relatively flat at 2.5%, for the second quarter of 2012 compared to the second quarter of 2011.

Aviation

Revenue of $313.2 million increased $43.4 million, or 16.1%, during the three months ended June 29, 2012, compared to the three months ended July 1, 2011. The change was primarily the result of an increase in demand under the INL Air Wing program for intra-theater transportation services in Iraq and Afghanistan and construction services in Iraq and growth under the Counter-Narcoterrorism Technology Program Office (“CNTPO”) contract. Operations under the new Naval Test Wing Patuxent River MD (“Pax River”) contract and the new task orders under the CFT program, including the Regional Aviation Support Management—West (“RASM-W”), Fort Drum and NASA Amos contracts, also contributed to the increase in revenue for the three months ended June 29, 2012.

Adjusted EBITDA of $29.2 million increased $9.5 million, or 48.4%, during the three months ended June 29, 2012, compared to the three months ended July 1, 2011, primarily as a result of the increased volume discussed above, including new contracts, and improved performance under the CNTPO program. The new contracts are also operating at higher margins relative to the overall contract mix in the prior year which is the primary driver of the increase in Adjusted EBITDA as a percentage of revenue to 9.3% for the three months ended June 29, 2012, from 7.3% for the three months ended July 1, 2011.

Training and Intelligence Solutions

Revenue of $132.3 million decreased $29.3 million, or 18.1%, during the three months ended June 29, 2012, compared to the three months ended July 1, 2011. The decrease was primarily driven by the ramp-down of operations under the CivPol program and the loss of revenue from the MNSTC-I program, which concluded during calendar year 2011. The decrease in revenue was partially offset by increased volume under the AMDP program which was fully operational beginning in the third quarter of 2011.

Adjusted EBITDA of $4.7 million decreased $5.8 million, or 55.3%, during the three months ended June 29, 2012, compared to the three months ended July 1, 2011, primarily as a result of the decreases in volume discussed above partially offset by increased volume under the AMDP program for the three months ended June 29, 2012. The replacement of the CivPol Afghanistan program with the AMDP program, which operates at lower margins due to a cost-reimbursable contract structure that does not provide for fees on certain components, drove the decrease in Adjusted EBITDA as a percentage of revenue to 3.6% for the second quarter 2012 from 6.5% for the second quarter 2011.

Global Logistics & Development Solutions

Revenue of $70.7 million decreased $2.9 million, or 3.9%, during the three months ended June 29, 2012, compared to the three months ended July 1, 2011, primarily as a result of the completion of several contracts during calendar year 2011 under the subsidiary Casals & Associates, Inc. and the Air Force Contract Augmentation Program (“AFCAP”) contract. The decrease in revenue was partially offset by operations under the Egyptian Personnel Support Services (“EPSS”) contract, which began in May 2012, and revenue growth under the Oshkosh Defense and War Reserve Materiel (“WRM”) programs.

Adjusted EBITDA of $7.0 million increased $3.9 million, or 126.0%, during the second quarter of 2012 compared to the second quarter 2011. During the three months ended July 1, 2011 Adjusted EBITDA was impacted by a non-recurring contract loss incurred to strategically enter into to service areas within Afghanistan. Adjusted EBITDA was also positively impacted during the three months ended June 29, 2012, by the new operations under the EPSS contract as well as improved margin performance under the Oshkosh Defense and WRM programs. These margin improvements also drove the increase in Adjusted EBITDA as a percentage of revenue to 9.9% for the three months ended June 29, 2012, from 4.2% for the three months ended July 1, 2011.

Security Services

Revenue of $27.4 million increased $14.5 million, or 112.7%, during the three months ended June 29, 2012, compared to the three months ended July 1, 2011, primarily as a result of the replacement of the Worldwide Personal Protection Program (“WPPS”) with the higher volume Worldwide Protective Services (“WPS”) program during calendar year 2011, and the addition of the Chemonics and Bondsteel contracts, which became operational during the first quarter of 2012.

Adjusted EBITDA loss of $1.5 million for three months ended June 29, 2012, as compared to Adjusted EBITDA of $0.8 million for the three months ended July 1, 2011, was primarily due to general and administrative expenses incurred during the period.

Liquidity

Cash provided by operating activities during the six months ended June 29, 2012 was $52.8 million as compared to cash provided by operating activities of $76.2 million during the six months ended July 1, 2011. On a comparative basis, cash flow from operations during the six months ended June 29, 2012 was lower than the six months ended July 1, 2011 due to the non-recurring income tax refund received during the first quarter of calendar year 2011. Cash provided by operations for the six months ended June 29, 2012 was primarily the result of the release of restricted cash, the utilization of prepaid expenses and the increase in accounts payable partially offset by the growth in revenue out-pacing collections on our accounts receivable. Cash provided by operating activities during the six months ended July 1, 2011 was primarily due to $48.0 million in income tax refunds received in the first quarter of calendar year 2011 related to the approved Change in Accounting Methodology (“CIAM”) with the Internal Revenue Service (“IRS”).

DSO for the quarter increased six days from first quarter ended March 30, 2012, primarily as a result of a LOGCAP IV receipt that came in on the first day of the third quarter in 2012.

The cash balance at the end of the quarter was $77.6 million after the Company made a $30 million voluntary principal payment on its secured term loan. The Company did not have any borrowings under its revolving credit facility at quarter end.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Monday August 13, 2012, to discuss results for second quarter 2012. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 15048107. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:00 p.m. EDT on August 13, 2012, through 11:59 PM EDT September 13, 2012. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a global government services provider working in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company Adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2012 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Civilian Police, International Narcotics and Law Enforcement, Worldwide Personal Protection Services and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts, including, but not limited to, LOGCAP IV; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2011 filed with the SEC on April 9, 2012 and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended June 29, 2012	Three Months Ended July 1, 2011	Six Months Ended June 29, 2012	Six Months Ended July 1, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$961,089	$918,724	$2,008,155	$1,803,048

Cost of services	(873,091)	(848,876)	(1,839,701)	(1,655,067)
Selling, general and administrative expenses	(38,324)	(31,834)	(76,475)	(69,361)
Depreciation and amortization expense	(12,659)	(12,843)	(25,219)	(25,974)
Earnings from equity method investees	13	3,210	223	7,936

Operating income	37,028	28,381	66,983	60,582

Interest expense	(21,736)	(23,195)	(43,427)	(46,701)
Loss on early extinguishment of debt	(783)	—	(783)	(2,397)
Interest income	35	64	73	139
Other income, net	1,326	1,259	4,700	4,107

Income before income taxes	15,870	6,509	27,546	15,730
Provision for income taxes	(5,555)	(2,516)	(10,351)	(6,091)

Net income	10,315	3,993	17,195	9,639
Noncontrolling interests	(1,324)	(667)	(2,629)	(1,405)

Net income attributable to DTH, Inc.	$8,991	$3,326	$14,566	$8,234

Income tax provision	5,555	2,516	10,351	6,091
Interest expense, net of interest income	21,701	23,131	43,354	46,562
Depreciation and amortization(1)	13,084	13,274	26,040	26,797

EBITDA(2)	$49,331	$42,247	$94,311	$87,684

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	1,547	1,817	1,762	5,136
Changes due to fluctuation in foreign exchange rates	(179)	140	(99)	150
Earnings from affiliates not received in cash	1,994	248	(1,107)	256
Employee non-cash compensation, severance, and retention expense	386	683	1,310	8,058
Management fees (4)	268	717	445	1,171
Acquisition accounting and Merger-related items (5)	(1,458)	(1,960)	(3,309)	(3,012)
Other	(52)	(8)	(94)	(6)

Adjusted EBITDA	$51,837	$43,884	$93,219	$99,437

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net income attributable to DTH, Inc adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(4)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(5)	Includes the amortization of intangibles arising pursuant to ASC 805—Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY12 Q2(1)									DTH, Inc. CY11 Q2(1)
	Headquarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Eliminations (2)	Consolidated	Headquarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Eliminations (2)	Consolidated
Operating income	$(10,795)	$10,024	$28,182	$4,186	$6,958	$(1,527)	$(1,294)	$1,294	$37,028	$(12,983)	$9,620	$17,774	$10,463	$2,684	$823	$6,304	$(6,304)	$28,381
Depreciation and amortization expense (3)	12,656	197	187	12	32	—	—	—	13,084	12,825	203	174	42	30	—	—	—	13,274
Loss on early extinguishment of debt	(783)	—	—	—	—	—	—	—	(783)	—	—	—	—	—	—	—	—	—
Noncontrolling interests	(1,324)	—	—	—	—	—	—	—	(1,324)	(666)	—	—	—	—	—	—	—	(666)
Other income, net	698	1	626	—	1	—			1,326	747	1	520		(10)	—	—	—	1,258

EBITDA(4)	$452	$10,222	$28,995	$4,198	$6,991	$(1,527)	$(1,294)	$1,294	$49,331	$(77)	$9,824	$18,468	$10,505	$2,704	$823	$6,304	$(6,304)	$42,247

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (5)	783	264	319	132	22	27	—	—	1,547	545	—	900		372	—	—	—	1,817
Changes due to fluctuation in foreign exchange rates	—	—	(179)	—	—	—	—	—	(179)			140						140
Earnings from affiliates not received in cash	1,994	—	—	—	—	—	1,294	(1,294)	1,994	248	—	—	—	—	—	—	—	248

Employee non-cash compensation, severance, and retention expense	—	21	25	335	3	2	—	—	386	466	—	183		34	—	—	—	683
Management fees (6)	110	52	63	27	10	6	—	—	268	717	—	—	—	—	—	—	—	717
Acquisition accounting and Merger-related items (7)	(1,458)	—	—	—	—	—	—	—	(1,458)	(1,960)	—	—	—	—	—	—	—	(1,960)
Other	(52)	—	—	—	—	—	—	—	(52)	(8)	—	—	—	—	—	—	—	(8)

Adjusted EBITDA	$1,829	$10,559	$29,223	$4,692	$7,026	$(1,492)	—	—	$51,837	$(69)	$9,824	$19,691	$10,505	$3,110	$823	$6,315	$(6,315)	$43,884

(1)	In January 2012, we re-aligned our organizational structure into six operating segment. We recasted prior year to present comparable segments.
(2)	GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS' operating income.
(3)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(4)

We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(5)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(6)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(7)	Includes the amortization of intangibles arising pursuant to ASC 805 -Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 29, 2012	December 30, 2011
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,581	$70,205
Restricted cash	1,659	10,773
Accounts receivable, net of allowances of $1,619 and $1,947, respectively	808,061	752,756
Other current assets	66,393	88,877

Total current assets	953,694	922,611
Non-current assets	1,059,548	1,091,810

Total assets	$2,013,242	$2,014,421

LIABILITIES AND EQUITY
Current portion of long-term debt	$637	$—
Current liabilities	641,574	633,259

Total current liabilities	642,211	633,259

Long-term debt, less current portion	842,272	872,909
Other long-term liabilities	57,368	50,768

Total equity attributable to Delta Tucker Holdings, Inc.	464,978	452,299
Noncontrolling interests	6,413	5,186

Total equity	471,391	457,485

Total liabilities and equity	$2,013,242	$2,014,421

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	June 29, 2012	December 30, 2011
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,481	$1,480
Unfunded backlog	3,743	4,261

Total Backlog	$5,224	$5,741

(1)

Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.